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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ---------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 26, 1999
                           AMERICA SERVICE GROUP INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    0-23340
                            (Commission File Number)

                                   21-0332317
                      (IRS Employer Identification Number)

                               105 WESTPARK DRIVE
                                   SUITE 300
                           BRENTWOOD, TENNESSEE 37027
                    (Address of principal executive offices)

                                 (615) 373-3100
              Registrant's telephone number, including area code:

                                 NOT APPLICABLE
         (Former Name or Former Address, if Changed Since Last Report)

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

     America Service Group, Inc. hereby amends and replaces in their entirety
Item 7(a) and 7(b) of its Report on Form 8-K which was originally filed with the Commission on February 10, 1999.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     The following audited financial statements for EMSA, together with the independent public accountants' report thereon, and unaudited pro forma financial information for the Company are included in this Form 8-K:

EMSA Government Services, Inc. Report of Independent Auditors

  Consolidated Balance Sheets as of December 31, 1998 and 1997

  Consolidated Statements of Operations for the years ended December 31, 1998,
     1997, and 1996

  Consolidated Statements of Net Invested Capital for the years ended December
     31, 1998, 1997 and 1996

  Consolidated Statements of Cash Flows for the years ended December 31, 1998,
     1997 and 1996

  Notes to Consolidated Financial Statements

America Service Group Inc.

  Unaudited Pro Forma Condensed Consolidated Financial Statements

  Unaudited Pro Forma Condensed Income Statement for the year ended December 31,
     1998

  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31,
     1998

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
  EMSA Government Services, Inc.

     We have audited the accompanying consolidated balance sheets of EMSA Government Services, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, net invested capital and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EMSA Government Services, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 2, the Company changed its method of accounting for costs of start-up activities.

                                          /s/ ERNST & YOUNG LLP
                                          --------------------------------------

Nashville, Tennessee
March 20, 1999, except for the
fifth paragraph of Note 2, as to
which the date is June 30, 1999

                         EMSA GOVERNMENT SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                 1998       1997
                                                              ----------   -------
                                                              (RESTATED)
                                      ASSETS
Current assets:
  Cash......................................................   $ 2,252     $   631
  Accounts receivable, less allowance for doubtful accounts
     of $1,199 and $549 in 1998 and 1997, respectively......    40,137      34,811
  Prepaid expenses and other current assets.................       481         526
                                                               -------     -------
          Total current assets..............................    42,870      35,968
Property and equipment, net.................................     1,288         998
Cost in excess of net assets acquired, net of accumulated
  amortization of $128 and $31 in 1998 and 1997,
  respectively..............................................     2,286       2,383
Other assets................................................        83       1,398
                                                               -------     -------
          Total assets......................................   $46,527     $40,747
                                                               =======     =======

                       LIABILITIES AND NET INVESTED CAPITAL
Current liabilities:
  Medical claims............................................   $ 6,400     $ 7,495
  Accrued expenses..........................................    11,059       5,250
  Accounts payable..........................................     4,530       3,603
  Deferred revenue..........................................       608         184
                                                               -------     -------
          Total current liabilities.........................    22,597      16,532
Net invested capital........................................    23,930      24,215
                                                               -------     -------
          Total liabilities and net invested capital........   $46,527     $40,747
                                                               =======     =======

                            See accompanying notes.

                         EMSA GOVERNMENT SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 1998        1997       1996
                                                              ----------   --------   --------
                                                              (RESTATED)
Healthcare revenue..........................................   $160,780    $135,025   $100,867
Healthcare expenses.........................................    152,833     127,072     88,466
                                                               --------    --------   --------
  Gross profit..............................................      7,947       7,953     12,401
General and administrative expenses.........................      5,915       5,288      3,661
MedPartners' management fee.................................      2,827       3,116      4,218
                                                               --------    --------   --------
  Operating income (loss)...................................       (795)       (451)     4,522
Interest expense............................................         66          22          2
                                                               --------    --------   --------
  Income (loss) before income taxes (benefit)...............       (861)       (473)     4,520
Income tax expense (benefit)................................       (278)       (319)     1,767
                                                               --------    --------   --------
Income (loss) before cumulative effect of a change in
  accounting principle......................................       (583)       (154)     2,753
Cumulative effect of a change in accounting principle, net
  of taxes of $576..........................................        901          --         --
                                                               --------    --------   --------
Net income (loss)...........................................   $ (1,484)   $   (154)  $  2,753
                                                               ========    ========   ========

                            See accompanying notes.

                         EMSA GOVERNMENT SERVICES, INC.

                CONSOLIDATED STATEMENTS OF NET INVESTED CAPITAL
                                 (IN THOUSANDS)

BALANCE AT JANUARY 1, 1996..................................  $12,152
  Net transfers from Parent.................................    2,741
  Parent's management fee...................................    4,218
  Net income................................................    2,753
                                                              -------
BALANCE AT DECEMBER 31, 1996................................   21,864
  Net transfers to Parent...................................     (611)
  Parent's management fee...................................    3,116
  Net loss..................................................     (154)
                                                              -------
BALANCE AT DECEMBER 31, 1997................................   24,215
  Net transfers to Parent...................................   (1,628)
  Parent's management fee...................................    2,827
  Net income................................................   (1,484)
                                                              -------
BALANCE AT DECEMBER 31, 1998................................  $23,930
                                                              =======

                            See accompanying notes.

                         EMSA GOVERNMENT SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                 1998       1997       1996
                                                              ----------   -------   --------
                                                              (RESTATED)
OPERATING ACTIVITIES
Net income (loss)...........................................   $(1,484)    $  (154)  $  2,753
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................       422         522        317
  Cumulative effect of change in accounting principle.......     1,477          --         --
  MedPartners' management fee...............................     2,827       3,116      4,218
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (5,326)     (6,800)   (11,814)
     Prepaid expenses and other current assets..............        45           9       (274)
     Accounts payable and accrued expenses..................     5,641       7,513      2,723
     Deferred revenue.......................................       424         184         --
                                                               -------     -------   --------
          Net cash provided by (used in) operating
            activities......................................     4,026       4,390     (2,077)
INVESTING ACTIVITIES
Purchases of property and equipment, net....................      (615)       (862)      (375)
Changes in other assets.....................................      (162)     (2,689)       114
                                                               -------     -------   --------
Net cash used in investing activities.......................      (777)     (3,551)      (261)
FINANCING ACTIVITIES
Net transfers from (to) Parent..............................    (1,628)       (611)     2,741
                                                               -------     -------   --------
Net cash provided by (used in) financing activities.........    (1,628)       (611)     2,741
                                                               -------     -------   --------
Increase in cash............................................     1,621         228        403
Cash, beginning of year.....................................       631         403         --
                                                               -------     -------   --------
Cash, end of year...........................................   $ 2,252     $   631   $    403
                                                               =======     =======   ========

                            See accompanying notes.

                         EMSA GOVERNMENT SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)
                               DECEMBER 31, 1998

1. ORGANIZATION AND BASIS OF PRESENTATION

     EMSA Government Services, Inc. (together with its subsidiaries "EMSA" or the "Company") f/k/a InPhyNet Government Services, Inc is an indirect wholly-owned subsidiary of MedPartners, Inc. ("MedPartners" or "Parent"). The Company and its consolidated subsidiaries provide comprehensive managed health care services to correctional facilities under capitated contracts with state and local governments and hospital physician services to military facilities under contracts with the United States Department of Defense.

     In June 1997, MedPartners, Inc. acquired EMSA as part of its acquisition of InPhyNet Medical Management, Inc., a public company, which was incorporated in May 1994. The MedPartners acquisition of InPhyNet Medical Management, Inc. was accounted for as a pooling-of-interests by MedPartners.

     Prior to the June 1997 MedPartners acquisition, the Company was a subsidiary of InPhyNet Medical Management, Inc. and included in its consolidated operations.

     MedPartners and its subsidiaries' net investment in EMSA ("net invested capital") is shown in lieu of stockholder's equity in the accompanying consolidated financial statements.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, EMSA Correctional Care, Inc. ("Corrections") and EMSA Military Services, Inc. ("Military"). All significant intercompany and inter-affiliate accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used primarily in the recording of the accruals of unbilled medical services.

  Financial Instruments

     The carrying amounts of the Company's financial instruments, which consist of cash, accounts receivable and accounts payable approximate their fair values due to their short-term nature.

  Revenue and Cost Recognition

     The Company engages principally in fixed price contracts with correctional institutions adjusted for census fluctuations. Revenues earned under contracts with correctional institutions are recognized in the period that services are rendered. Cash received in advance for future services is recorded as deferred revenue and recognized as income when the service is performed.

     The Company accrues losses under its grouped fixed price contracts when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

     The Company has restated its consolidated financial statements for the year ended December 31, 1998 to reflect an accrual of $5,373 for loss contracts. The restatement decreased net income by $3,278. The accrual for loss in 1998 was primarily the result of higher than anticipated utilization combined with limited revenue growth on a significant contract. The accrual includes an estimate of future healthcare costs of services, including hospitalization, outpatient, and pharmacy costs, and allocable indirect costs, such as depreciation, rent, risk management and other overhead costs, less the future revenues anticipated under certain contracts

                         EMSA GOVERNMENT SERVICES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The Company provides for the compensation of physicians, nurses and other healthcare professionals including any related benefits and all other direct costs of providing medical services under its contracts. The cost of healthcare services provided or contracted for are recognized in the period in which they are provided.

     The Company provides for claims incurred but not yet paid based on past experience together with current factors. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the year of determination. Although considerable variability is possible in such estimates, management believes that those reserves are adequate.

  Accounts Receivable

     Accounts receivable result primarily from medical services provided to inmates in state and local institutions under capitated contracts, adjusted for census and staffing fluctuations. Accounts receivable arising from contracts with the Department of Defense are based on a fixed amount related to the number of patient visits or the number of hours worked. EMSA is at risk for the medical services provided if the number of patient visits or hours worked exceed certain limits as defined in the contracts. These receivables are geographically dispersed throughout the United States.

  Property and Equipment

     Property and equipment is stated at cost and depreciated using the straight-line method over useful lives of the assets. Equipment and furniture are depreciated over a 5-7 year period. Leasehold improvements are amortized over the underlying assets' useful lives or the term of the lease, whichever is shorter. Property and Equipment is comprised of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
Equipment and Furniture.....................................  $ 2,422   $ 1,841
Leasehold Improvements......................................      172       138
                                                              -------   -------
                                                                2,594     1,979
Less: Accumulated Depreciation..............................   (1,306)     (981)
                                                              -------   -------
                                                              $ 1,288   $   998
                                                              =======   =======

     Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $325, $445 and $265, respectively.

  Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired are stated net of accumulated amortization and are amortized on a straight-line basis over a period of fifteen years. These costs relate to the Company's acquisition of NHS National Health Services, Inc. (NHS) on July 2, 1996, which was accounted for under the purchase method. As a result of this transaction, the Company acquired certain assets of NHS and contracts to provide medical services to inmates in correctional institutions. Annually, over a period of five years, the Company is obligated to pay contingent consideration of 20% of the excess of the acquired contracts' earnings before taxes over certain amounts. No additional contingent consideration has been earned or paid.

  Long-Lived Assets

     Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, requires that companies consider whether indicators

                         EMSA GOVERNMENT SERVICES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Accordingly, management periodically evaluates the ongoing value of property and equipment and costs in excess of net assets acquired and has determined there were no indications of impairment as of December 31, 1998 and 1997.

  Change in Accounting Principle

     Effective January 1, 1998, the Company wrote off approximately $1.5 million in organizational and development costs in accordance with SOP 98-5, "Reporting Costs of Start-Up Activities." This is accounted for as a cumulative effect of change in accounting principle.

  Income Taxes

     The Company files as part of the consolidated federal tax return of MedPartners. As a result, the provisions for income taxes are calculated and allocated to the Company from MedPartners. All balance sheet tax accounts have been included as a component of net invested capital for this presentation.

  Net Invested Capital

     Net transfers to/from Parent includes non-interest bearing advances from Parent to fund operating and investing activities and amounts advanced to Parent from operating cash flows generated by the Company. Net transfers are included as part of net invested capital as EMSA is not required to settle these amounts on a current basis.

     The Parent provides certain corporate services to the Company, including legal services, risk management, certain employment benefit administration, tax advice and preparation of tax returns, software support services and certain financial and other services. These fees are charged by the Parent to the Company based on actual costs or department usage and approximate costs incurred. The Company believes this method of allocation to be reasonable. The amounts recorded by the Company for these allocations in the accompanying consolidated statements of operations were approximately $2.8 million, $3.1 million and $4.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. The amounts allocated are not necessarily indicative of the actual costs which may have been incurred had the Company operated as an entity unaffiliated with MedPartners.

     MedPartners maintains professional medical malpractice, workers compensation and other general liability insurance on behalf of the Company. MedPartners maintains reserves for estimated incurred losses not covered by third parties and charges premiums to the Company. Accordingly, no reserve for liability risks is recorded on the accompanying consolidated balance sheets.

                         EMSA GOVERNMENT SERVICES, INC.

3. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets and (liabilities), included in net invested capital, were as follows:

                                                               DECEMBER 31,
                                                              --------------
                                                               1998     1997
                                                              ------    ----
Accrued vacation............................................  $  158    $102
Bad debt allowance..........................................     214     474
Deferred revenue............................................     237      72
Depreciation................................................     (20)     --
Reserve for loss contracts..................................   2,095      --
Other.......................................................      (7)     (5)
                                                              ------    ----
Net deferred tax assets.....................................  $2,677    $643
                                                              ======    ====

     Significant components of the federal income tax expense (benefit) were as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998    1997     1996
                                                              ------   -----   -------
Current:
  Federal...................................................  $1,486   $(244)  $ 1,998
  State.....................................................     271     (28)      365
                                                              ------   -----   -------
          Total current.....................................   1,757    (272)    2,363
Deferred:
  Federal...................................................  (1,832)    (42)     (535)
  State.....................................................    (203)     (5)      (61)
                                                              ------   -----   -------
          Total expense (benefit)...........................  $ (278)  $(319)  $ 1,767
                                                              ======   =====   =======

     The reconciliation of income tax expense (benefit) computed at the federal statutory tax rate to the effective income tax expense (benefit) is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1998     1997     1996
                                                              -----    -----    -----
Federal tax.................................................  35.0%    35.0%    35.0%
State income taxes, net of federal..........................   5.1      4.5      4.4
Other.......................................................  (7.8)    27.9     (0.3)
                                                              ----     ----     ----
                                                              32.3%    67.4%    39.1%
                                                              ====     ====     ====

4. EMPLOYEE BENEFIT PLANS

     The Company participates in the InPhyNet 401(k) Retirement Plan (the "Plan"), which also includes employees from another subsidiary of MedPartners, Inc., covering substantially all full time and part time employees who have completed two months and 240 hours of service or one year and 1,000 hours of service, respectively. The Plan permits eligible employees to defer and contribute to the Plan a portion of their compensation. The Company matches such employee contributions to the Plan equal to 50%, but limited to the lesser of 5% of compensation or three thousand dollars. The Company recorded an expense of $501, $377 and $247 for the years ended December 31, 1998, 1997 and 1996, respectively, related to the matching contributions of the Plan.

                         EMSA GOVERNMENT SERVICES, INC.

5. OPERATING LEASES

     The Company leases various office space under operating leases with various renewal options. Certain rental expenses are charged to the Company through intercompany allocations.

     Future minimum annual lease payments at December 31, 1998 are as follows:

Year ending December 31:
  1999......................................................  $  463
  2000......................................................     463
  2001......................................................     453
  2002......................................................     269
  2003......................................................      --
  Thereafter................................................      --
                                                              ------
                                                              $1,648
                                                              ======

     Rental expense under operating leases was approximately $504, $504, and $350 for the years ended December 1998, 1997 and 1996, respectively.

6. LETTERS OF CREDIT

     MedPartners has open letters of credit on behalf of the Company of $2,500 at December 31, 1998 (none at December 31, 1997) supporting performance guarantees on specific contracts.

7. CONTINGENCIES

     EMSA is a party to various pending legal actions arising in the ordinary operation of its business such as contractual disputes, employment disputes and general business actions as well as malpractice actions. EMSA does not believe that the result of such legal actions, individually or in the aggregate, will have a material adverse effect on the Company's business or its results of operations, cash flows or financial condition.

     On January 20, 1999, a complaint was filed against InPhyNet Administrative Services, Inc. and MedPartners, Inc. by a former potential buyer of the Company alleging breach of contract. The complaint requests recovery of costs incurred related to the failed transaction. Management believes that the ultimate outcome of this matter will not have a material adverse effect on the financial position or results of operations of the Company. The Company is not aware of any material unasserted claims that would have a material adverse effect on its consolidated financial position or results of operations.

                         EMSA GOVERNMENT SERVICES, INC.

8. MAJOR CUSTOMERS AND GEOGRAPHICAL CONCENTRATIONS

     The Company considers its managed healthcare services business to be one segment for reporting under Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. Consequently, other than the following enterprise-wide disclosures relating to major customers and geographic concentrations, reportable segment information is not applicable. The following is a summary of revenues from major customers:

                                                        YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------------
                                             1998                1997                1996
                                       -----------------   -----------------   -----------------
                                       REVENUE   PERCENT   REVENUE   PERCENT   REVENUE   PERCENT
                                       -------   -------   -------   -------   -------   -------
                                                            (IN THOUSANDS)
State of Maryland....................  $26,808    16.7%    $ 9,348     6.9%    $   706     0.7%
State of Pennsylvania................   20,499    12.7      21,105    15.6      10,381    10.3
State of Florida.....................   49,592    30.8      44,483    32.9      35,148    38.0

     Estimated credit losses associated with the receivables are provided for in the consolidated financial statements.

9. SUBSEQUENT EVENTS

     On January 26, 1999, America Service Group Inc. ("ASG") purchased the outstanding stock of EMSA Government Services, Inc., including its subsidiaries EMSA Correctional Care Inc. and EMSA Military Services, Inc., for a purchase price of approximately $67 million.

10. IMPACT OF YEAR 2000 (UNAUDITED)

     The Year 2000 issue refers to the inability of a date-sensitive computer program to recognize a two-digit date field designated as "00" as the year 2000. Any of the Company's hardware, software and embedded systems that have time/date sensitive software and hardware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations causing disruptions to the Company's operations. The Company has conducted an inventory and assessment of its technology to identify the computer systems that could be affected by the Year 2000 issue. The inventory includes information technology ("IT") systems and non-IT systems, including telecommunications, data processing services and equipment, utilities and security systems related to the Company's operating facilities. The Company relies on third parties in operating its business and relies on equipment and medical device manufacturers regarding the Y2K compliance status of their products. The Company can provide no assurances that applications and equipment the Company believes to be Y2K compliant will not experience difficulties. Consequently, the Company can give no assurances that issues related to Y2K will not have a material adverse effect on the Company's financial condition or results of operations. Total Y2K costs incurred by the Company to date have been minimal and no further material costs are expected to be incurred.

                           AMERICA SERVICE GROUP INC.

             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

INTRODUCTION

     The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements are based on the historical presentation of the consolidated financial position of America Service Group Inc. and subsidiaries (the "Company") and EMSA Government Services, Inc. ("EMSA") including its wholly-owned subsidiaries, EMSA Correctional Care, Inc. and EMSA Military Services, Inc. The Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes give effect to the acquisition of EMSA by the Company as a purchase. The Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the financial position of the Company as if the acquisition had been completed on December 31, 1998. The Unaudited Pro Forma Condensed Consolidated Income Statement has been prepared as if the acquisition occurred on January 1, 1998.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements are presented for illustrative purposes only. They do not purport to be indicative of the financial position or results of operations of the Company which would have occurred if the acquisition had been effected on the date or dates indicated, nor do they purport to be indicative of future financial position or results of operations. The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared based upon the historical financial statements of the Company and EMSA, adjusted as described in the accompanying notes. No effect has been given in the pro forma income statement for efficiencies or other benefits which may be realized through the acquisition, other than the elimination of certain compensation costs under acquisition-related severance arrangements.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the respective historical financial statements of the Company reported on Form 10-K for the year ended December 31, 1998, which are incorporated herein by reference, and with the historical consolidated financial statements and notes thereto of EMSA, which appear elsewhere herein.

                          AMERICA SERVICE GROUP, INC.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 AMERICA SERVICE
                                                   GROUP INC.         EMSA       PRO FORMA
                                                   HISTORICAL      HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                 ---------------   ----------   -----------    ---------
Healthcare revenue.............................     $113,287        $160,780      $    --      $274,067
Investment and interest income.................          600                                        600
                                                    --------        --------      -------      --------
  Total revenue................................      113,887         160,780                    274,667
Healthcare expenses............................      102,119         152,833                    254,952
                                                    --------        --------      -------      --------
  Gross margin.................................       11,768           7,947                     19,715
Selling, general, and administrative expenses,
  and management fees..........................       10,716           8,742          142(1)     21,822
                                                                                    2,222(3)
MedPartners settlement gain....................       (4,047)                                    (4,047)
                                                    --------        --------      -------      --------
  Income from operations.......................        5,099            (795)      (2,364)        1,940
Interest expense...............................                           66        6,179(2)      6,245
                                                    --------        --------      -------      --------
  Income before income taxes...................        5,099            (861)      (8,543)       (4,305)
Provision (benefit) for income taxes...........         (625)           (278)      (3,332)(4)    (4,235)
                                                    --------        --------      -------      --------
  Income before cumulative effect of a change
     in accounting principle...................        5,724            (583)      (5,211)          (70)
Cumulative effect of a change in accounting
  principle, net...............................                          901                        901
                                                    --------        --------      -------      --------
          Net income...........................        5,724          (1,484)      (5,211)         (971)
Preferred stock dividends......................                                       250(5)        250
                                                    --------        --------      -------      --------
          Net income available to common
            stockholders.......................     $  5,724        $ (1,484)     $(5,461)     $ (1,221)
                                                    ========        ========      =======      ========
Earnings per common share -- Basic:
  Income before cumulative effect change.......     $   1.61                                   $  (0.09)
  Cumulative effect change, net................           --                                      (0.25)
                                                    --------                                   --------
          Net income...........................     $   1.61                                   $  (0.34)
                                                    ========                                   ========
Earnings per common share -- Diluted:
  Income before cumulative effect change.......     $   1.57                                   $  (0.09)
  Cumulative effect change, net................           --                                      (0.25)
                                                    --------                                   --------
          Net income...........................     $   1.57                                   $  (0.34)
                                                    ========                                   ========
Weighted average common shares outstanding:
  Basic........................................        3,554                                      3,554
                                                    ========                                   ========
  Diluted......................................        3,653                           --(5)      3,653
                                                    ========                      =======      ========

    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                          AMERICA SERVICE GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                      AMERICA
                                                      SERVICE
                                                     GROUP INC.      EMSA       PRO FORMA
                                                     HISTORICAL   HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                     ----------   ----------   -----------     ---------
                                                 ASSETS
Current assets:
  Cash and cash equivalents........................   $ 7,211      $ 2,252      $ (1,229)(1)   $  9,774
                                                                                  (2,100)(2)
                                                                                   3,640(3)
  Accounts receivable, net.........................    13,760       40,137                       53,897
  Prepaid expenses and other current assets........     1,098          481                        1,579
  Current deferred taxes...........................     2,730                                     2,730
                                                      -------      -------      --------       --------
          Total current assets.....................    24,799       42,870           311         67,980
Property and equipment, net........................     1,886        1,288                        3,174
Deferred taxes.....................................     1,341                                     1,341
Cost in excess of net assets acquired, net.........        --        2,286        44,438(5)      46,724
Other assets.......................................       349           83           520(4)         952
                                                      -------      -------      --------       --------
          Total assets.............................   $28,375      $46,527      $ 45,269       $120,171
                                                      =======      =======      ========       ========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Account payable..................................   $ 2,438      $ 4,530      $     --       $  6,968
  Accrued expenses.................................    11,846       17,459         2,522(6)      31,827
  Subordinated convertible bridge notes............                               14,341(4)      14,341
  Current portion of long-term debt................                                7,000(4)       7,000
  Deferred revenue.................................        --          608                          608
                                                      -------      -------      --------       --------
          Total current liabilities................    14,284       22,597        23,863         60,744
Noncurrent portion of accrued expenses.............     1,300                                     1,300
Long-term debt.....................................                               40,000(4)      40,000
Mandatory redeemable convertible preferred stock...                                5,000(4)       5,000
Mandatory redeemable common stock..................     1,842                                     1,842
Net invested capital...............................                 23,930       (23,930)(7)         --
Common stock.......................................        36                                        36
Additional paid-in-capital.........................     8,351                        336(4)       8,687
Retained earnings..................................     2,562                                     2,562
                                                      -------      -------      --------       --------
          Total liabilities and stockholders'
            equity.................................   $28,375      $46,527      $ 45,269       $120,171
                                                      =======      =======      ========       ========

    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                           AMERICA SERVICE GROUP INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Pro Forma Adjustments for the Unaudited Pro Forma Condensed Consolidated Income Statement for the Year Ended December 31, 1998 are as follows:

          (1) To record amortization expense on the deferred financing costs associated with the Company's $47 million outstanding revolving credit facility.

          (2) To reflect interest expense on borrowings to fund the acquisition under the Company's revolving credit facility ($3,720) and the 12% Subordinated Convertible Bridge Notes (the "Notes") ($1,800), including accretion ($659) of the Notes. The effect of a 1/8% change in the interest rate for the amount borrowed under the revolver is $58. Although the Notes are convertible into shares of the Company's common stock, no conversion has been assumed for the 1998 pro forma income statement due to the contingency relating to the required stockholder approval of the stock issuance.

          (3) To reflect amortization of cost in excess of net assets acquired of EMSA over a period of 20 years ($2,222).

          (4) To adjust the provision for income taxes to reflect the tax expense related to the pro forma adjustments at the statutory tax rate of 39%.

          (5) To reflect the 5% dividend requirement. The effect on weighted average common shares outstanding of the 50 shares of convertible preferred stock issued in the transaction is antidilutive for pro forma purposes and, as such, is not assumed to be converted. The detachable warrants issued in the transaction are not assumed to be dilutive because the warrants were issued at an exercise price which approximates the fair value of the Company's common stock. The Notes are not assumed to be converted due to the contingency relating to the required stockholder approval of the stock issuance.

     Pro Forma Adjustments for the Unaudited Pro Forma Condensed Consolidated Balance Sheet at December 31, 1998 are as follows:

          (1) To adjust cash by amount retained by seller under the purchase agreement. Cash balances included $922 in petty cash and $307 related to a specific contract.

          (2) To reflect costs of the acquisition funded by cash.

          (3) To reflect cash received by the Company from the seller under a working capital settlement required by the purchase agreement.

          (4) To reflect $47,000 in borrowings under the Company's revolving credit facility ($7,000 of which is current), including deferred financing costs of $520, the issuance of Notes (valued at $14,341) and detachable warrants (valued at $659, net of warrant costs of $323) and the issuance of $5,000 of the Company's Series A Convertible Preferred Stock to fund the acquisition.

          (5) To reflect cost in excess of net assets acquired associated with the acquisition, equal to the difference between the fair value of identifiable net assets acquired, including acquisition-related liabilities assumed, and the aggregate consideration paid. Cost in excess of net assets acquired is being amortized over a period of 20 years. The allocation of the purchase price to property and equipment, cost in excess of net assets acquired and the fair value of certain liabilities assumed in the transaction are based on the Company's preliminary valuations, which are subject to change upon receiving independent appraisals and performing a final valuation. To the extent independent appraisals differ from the Company's initial valuations, tangible and any identified intangible assets, such as customer contracts in force, and liabilities will be adjusted to the independent appraisals and cost in excess of net assets acquired would be adjusted accordingly. Should any amounts be allocated to tangible and any identified

                           AMERICA SERVICE GROUP INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     intangible assets with estimated amortization periods of less than 20 years, amortization expense would increase in the near term and negatively impact the related operating results.

          (6) To reflect obligations incurred in connection with the acquisition, including accrued severance and related costs ($249), and other acquisition-related obligations ($2,273) in accordance with APB16.

          (7) To eliminate EMSA's historical equity of parent accounts.

     The allocation of the purchase price to property and equipment, cost in excess of net assets acquired and the fair value of certain liabilities assumed in the transaction are based on the Company's preliminary valuations, which are subject to change upon receiving independent appraisals and performing a final valuation. To the extent independent appraisals differ from the Company's initial valuations, tangible and any identified intangible assets, such as customer contracts in force, and liabilities will be adjusted to the independent appraisal and cost in excess of net assets acquired would be adjusted accordingly. Should any amounts be allocated to tangible and any identified intangible assets with estimated amortization periods of less than 20 years, amortization expense would increase in the near term and negatively impact the related operating results.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                          AMERICA SERVICE GROUP, INC.

                                          By:       /s/ BRUCE A. TEAL
                                            ------------------------------------
                                                       Bruce A. Teal
                                                 Senior Vice President and
                                                  Chief Financial Officer

Date: July 28, 1999